Exhibit 99.1
Severn Bancorp, Inc.

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces Third Quarter Dividend

ANNAPOLIS, MD (September 17, 2009) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), announced that its Board of Directors has declared a regular quarterly dividend of $.03 per share for the third quarter of 2009.  This dividend is payable on October 15, 2009 to shareholders of record as of the close of business on September 30, 2009.  This dividend is consistent with the $.03 per share dividend declared in the second quarter of 2009, and represents a reduction of $.03 per share from the dividend declared for the third quarter of 2008.

“The economic environment has shown signs of improving, however we continue to face the challenges and headwinds of the lingering real estate recession.  We are aggressively working with borrowers to minimize our problem loans, but expect to be faced with another substantial contribution to our loan loss reserve for the third quarter,” said Alan J. Hyatt, president and chief executive officer.  “While our bottom line will continue to be challenged at least through the end of the year, we believe that our capital is sufficient to absorb loan related losses and still maintain well capitalized levels.  We remain an active lender focusing on serving our community’s banking needs.”

Third Quarter Dividend, Page 2

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of nearly $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect  to management’s determination of the amount of loan loss allowance and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
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